                                                                    EXHIBIT 99.6


                                 TRW'S COMMENTS
                        EARNINGS RELEASE CONFERENCE CALL
                            THURSDAY, AUGUST 7, 2003
                                      FINAL

Good morning:

I am pleased that our 2nd quarter results were better than we expected. We were fortunate to have completed some asset sales right at the end of the quarter.

Our construction products group regained its position as our best provider of operating profit. During the 2nd quarter, our concrete and aggregates businesses experienced strong demand for their products. Our backlog was at a record level at the end of June. Our highway safety products businesses are affected by a general hesitation in states' spending on highway-related projects. Our proprietary crash cushions and end treatments are continuing to sell well while the demand for our standard guardrail products have decreased with a reduction in state spending.

Our industrial products group generated a small profit during the 2nd quarter. The U.S. LP gas industry is showing some signs of improvement. We have a nice backlog for large propane storage containers.

During the 2nd quarter, our barge group continued to book some additional business. We see this as a confirmation of the acceptance of the quality of products we produce in our barge group. We now have a base load of orders for our hopper barge business through 2004. Our tank barge business has a full order book extending their production for a year. I'm very pleased with the way the barge business rebounded as quickly as it did.

Our barge legal proceedings continue to be in the early discovery and pre-trial stages. Thus far, we have participated in a total of 4 depositions. One trial is set for the fall of '04 while another has been set for the winter of '05. At this time, it is premature for me to make any additional comments.

Now, I'll provide some comments pertaining to our railcar businesses. During the 2nd quarter, the North American railcar industry continued to improve. The industry order levels for the 2nd quarter were approaching 17,000 units. The industry has ordered approximately 47,000 railcars over the past 12 months. The 2nd quarter order level marks the highest quarterly order total since the 4th quarter of '98. For the 2nd straight quarter the largest percentage of the orders placed were for railcars used to transport intermodal container equipment. Intermodal cars were 40% of the 2nd quarter industry orders. We received several nice large orders which enabled us to increase our production and extend our backlogs on several of our production lines.

During the 3rd and 4th quarters, we are increasing our production levels to a point we believe is sustainable. Sustainability remains a key word for us as we assess the railcar industry order levels. We are trying to avoid short-term production spikes. At the end of the 2nd quarter our backlog of orders for railcars in North America improved 28% over the lst quarter to approximately 10,600 units. This figure does not include the additional 4000 units in our multi-year agreement with GATX.

In North America, we shipped approximately 1500 railcars during the 2nd quarter. Slightly over 50% of our shipments or approximately 800 units were delivered to lease fleet customers. We had a nice mix of car types which were delivered to our lease fleet. Our leasing and management segment performed real well during the 2nd quarter. Our fleet utilization increased to 96% at the end of the 2nd quarter.

During the 3rd quarter, we expect to increase our total shipments in North America by approximately 50% to a range between 2200 to 2400 units. We expect 45-50% of our 3rd quarter shipments or approximately 1000-1100 units to go to our lease fleet customers. In the 3rd quarter, from an earnings point of view, we are expecting our railcar segment to be very close to break even. It is very encouraging to us to reach a breakeven point with our quarterly shipments in the 2200 to 2400 unit level. Our railcar employees have remained very focused on lowering our breakeven threshold. I see the 3rd quarter as the turning point for our North American rail business.

The primary issue we see which could affect our ability to increase our production is related to the current casting shortage. The North American railcar manufacturing industry continues to be constrained by the casting industry's ability to produce under frame castings. During the 2nd quarter our production was reduced approximately 250 units by this shortage situation. We are receiving assurances by our suppliers that they will be able to support our production volume increases. In May of 2002 we entered into a long-term supply agreement for truck castings, tapered roller bearings and railroad wheels with the Amsted Rail Group. The Amsted Rail Group is the leading provider of railcar undercarriage components for the North American market. This agreement provides us supply assurances. The Amsted Rail Group continues to add capacity through its domestic and international network of foundries in order to satisfy our requirements. We are confident that this relationship will play a major role in helping us meet our needs for these critical railcar components well into the future. During the 4th quarter we expect to increase our railcar deliveries another 25% to 35% to the 3000 unit level. We are optimistic we can maintain this level into the lst quarter of '04.

In our European rail business, our backlog for rail wagons has remained relatively steady. At the end of the 2nd quarter, our backlog was slightly above 2250 units. We are shipping approximately 600 units a quarter. At this level, we are generating a positive cash flow and losing between a half million dollars and two hundred and fifty thousand dollars per quarter. Our European rail group has made great progress in consolidating our manufacturing operations. During the later part of July and the month of August, the pace of new orders historically slows down as the European business community takes time off for summer vacations. Fortunately, our backlog for orders extends into 2004. We are continuing to search for a variety of strategic options to improve our European Rail business.

From an overall earnings point of view, our first quarter should be our worst quarter for 2003. Our 2nd quarter could be our best one in '03 because of the extra asset sales. We expect to be slightly profitable in the 3rd and 4th quarters. The 4th quarter is always subject to weather conditions in our construction-related businesses. We presently expect improvements in our rail business to offset seasonal declines in the construction products segment. We are very optimistic with the prospects of continuing to improve our balance sheet by completing another large railcar sale-lease back transaction.

At this point, I'll turn it back over to Neil for questions.